EXECUTION COPY








                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              WEBVAN GROUP, INC.,

                            ROBIN MERGER CORPORATION

                                      AND

                              HOMEGROCER.COM, INC.





                           Dated as of June 25, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE MERGER...........................................................2

         1.1      The Merger...................................................2
         1.2      Effective Time; Closing......................................2
         1.3      Effect of the Merger.........................................2
         1.4      Articles of Incorporation; Bylaws............................2
         1.5      Directors and Officers.......................................3
         1.6      Effect on Capital Stock......................................3
         1.7      Surrender of Certificates; Payment of Stock Consideration....5
         1.8      No Further Ownership Rights in Company Common Stock..........6
         1.9      Lost, Stolen or Destroyed Certificates.......................6
         1.10     Tax and Accounting Consequences..............................7
         1.11     Taking of Necessary Action; Further Action...................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...........................7

         2.1      Organization of Company; Subsidiaries........................7
         2.2      Company Capital Structure....................................8
         2.3      Obligations With Respect to Capital Stock....................9
         2.4      Authority....................................................9
         2.5      SEC Filings; Company Financial Statements...................10
         2.6      Absence of Certain Changes or Events........................11
         2.7      Taxes.......................................................11
         2.8      Tax Returns and Audits......................................12
         2.9      Company Intellectual Property...............................13
         2.10     Compliance; Permits; Restrictions...........................14
         2.11     Litigation..................................................15
         2.12     Brokers' and Finders' Fees; Schedule of Fees and Expenses...15
         2.13     Employee Benefit Plans......................................15
         2.14     Absence of Liens and Encumbrances...........................17
         2.15     Environmental Matters.......................................17
         2.16     Labor Matters...............................................17
         2.17     Agreements, Contracts and Commitments.......................18
         2.18     Insurance...................................................19
         2.19     Registration Statement; Joint Proxy Statement/Prospectus....19
         2.20     Board Approval..............................................20
         2.21     State Takeover Statutes.....................................20
         2.22     Fairness Opinion............................................20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........20

         3.1      Organization of Parent; Subsidiaries........................20
         3.2      Parent Capital Structure....................................21
         3.3      Obligations With Respect to Capital Stock...................22

                                                                            Page
                                                                            ----

         3.4      Authority...................................................22
         3.5      SEC Filings; Parent Financial Statements....................23
         3.6      Absence of Certain Changes or Events........................24
         3.7      Taxes.......................................................24
         3.8      Parent Intellectual Property................................26
         3.9      Compliance; Permits; Restrictions...........................27
         3.10     Litigation..................................................27
         3.11     Brokers' and Finders' Fees; Schedule of Fees and Expenses...27
         3.12     Employee Benefit Plans......................................27
         3.13     Absence of Liens and Encumbrances...........................29
         3.14     Environmental Matters.......................................29
         3.15     Labor Matters...............................................30
         3.16     Agreements, Contracts and Commitments.......................30
         3.17     Insurance...................................................31
         3.18     Registration Statement; Joint Proxy Statement/Prospectus....31
         3.19     Board Approval..............................................32
         3.20     Fairness Opinion............................................32

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME................................32

         4.1      Conduct of Business by Company..............................32
         4.2      Conduct of Business by Parent...............................35

ARTICLE V ADDITIONAL AGREEMENTS...............................................37

         5.1      Joint Proxy Statement/Prospectus; Registration Statement....37
         5.2      Shareholder and Stockholder Meetings........................38
         5.3      Confidentiality; Access to Information......................39
         5.4      No Solicitation.............................................39
         5.5      Public Disclosure...........................................43
         5.6      Reasonable Efforts; Notification............................43
         5.7      Third Party Consents........................................44
         5.8      Stock Options; Warrants; Employee Stock Purchase Plan; 401
                    (k) plan..................................................44
         5.9      Form S-8; Section 16........................................46
         5.10     Indemnification.............................................46
         5.11     Nasdaq Listing..............................................47
         5.12     Affiliates..................................................47
         5.13     Regulatory Filings; Reasonable Efforts......................47
         5.14     Board of Directors..........................................47

ARTICLE VI CONDITIONS TO THE MERGER...........................................48

         6.1      Conditions to Obligations of Each Party to Effect the
                    Merger....................................................48

                                                                            Page
                                                                            ----
         6.2      Additional Conditions to Obligations of Company.............48
         6.3      Additional Conditions to the Obligations of Parent and
                    Merge Sub.................................................49

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................50

         7.1      Termination.................................................50
         7.2      Notice of Termination; Effect of Termination................52
         7.3      Fees and Expenses...........................................52
         7.4      Amendment...................................................54
         7.5      Extension; Waiver...........................................54

ARTICLE VIII GENERAL PROVISIONS...............................................55

         8.1      Survival of Representations and Warranties..................55
         8.2      Notices.....................................................55
         8.3      Interpretation; Definitions.................................56
         8.4      Counterparts................................................57
         8.5      Entire Agreement; Third Party Beneficiaries.................57
         8.6      Severability................................................57
         8.7      Other Remedies; Specific Performance........................57
         8.8      Governing Law...............................................57
         8.9      Rules of Construction.......................................58
         8.10     Assignment..................................................58


                               INDEX OF EXHIBITS

         Exhibit A-1       Form of Company Voting Agreement

         Exhibit A-2       Form of Parent Voting Agreement

         Exhibit B-1       Form of Company Lock-Up Agreement

         Exhibit B-2       Form of Parent Lock-Up Agreement

         Exhibit C         Form of Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of June 25, 2000, among Webvan Group, Inc., a Delaware corporation ("Parent"), Robin Merger Corporation, a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and HomeGrocer.com, Inc., a Washington corporation ("Company").

                                    Recitals

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Washington Business Corporations Act ("Washington Law"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company unanimously (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent unanimously (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the "Share Issuance").

     D. Concurrently with the execution of this Agreement, (i) as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in the form attached hereto as Exhibit A-1 (the "Company Voting Agreements") and (ii) as a condition and inducement to Company's willingness to enter into this Agreement, certain affiliates of Parent are entering into Voting Agreements in the form attached hereto as Exhibit A-2 (the "Parent Voting Agreements").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain key employees of Company are entering into Employment and Noncompetition Agreements with Parent and Company.

     F. Concurrently with the execution of this Agreement, (i) as a condition and inducement to Parent's willingness to enter into this Agreement, the chief executive officer and certain other significant shareholders of Company are entering into Lock-Up Agreements in favor of Parent in the form attached hereto as Exhibit B-1 and (ii) as a condition and inducement to Company's willingness to enter into this Agreement, the chief executive officer and certain other significant shareholders of Parent are entering into Lock-Up Agreements in favor of Company in the form attached hereto as Exhibit B-2.

     G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Washington Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an agreement and plan of merger and articles, certificates or other appropriate filing documents with the Secretary of State of the State of Washington in accordance with the relevant provisions of Washington Law (collectively, the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Washington Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

     1.4 Articles of Incorporation; Bylaws.

     (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the

Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at th Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "HomeGrocer.com, Inc."

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

     (a) Conversion of Company Common Stock. Each share of Common Stock, no par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock ("Shares") to be cancelled pursuant to Section 1.6(b) and Dissenting Shares (as defined in Section 1.6(g)), will be cancelled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive that number of shares of Common Stock, $0.0001 par value per share, of Parent (the "Parent Common Stock") equal to 1.07605 (the "Exchange Ratio"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, subject to the terms of the plan or agreement pursuant to which such shares were issued, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

     (c) Stock Options and Warrants. At the Effective Time, all options to purchase Company Common Stock and stock appreciation rights then outstanding under Company's 1997 Stock Incentive Compensation Plan (the "1997 Plan"), 1999 Stock Incentive Plan (the "1999 Plan") and 1999 Directors' Stock Option Plan (the "Directors Plan" and, together with the 1997 Plan and the 1999 Plan, the "Company Option Plans"), each of the Company Option Plans and all warrants to purchase Company Common Stock shall be assumed by Parent in accordance with
Section 5.8 hereof.

     (d) Capital Stock of Merger Sub. Each share of Common Stock, no par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into or exercisable for one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

     (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the average closing price of Parent Common Stock for the five trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System ("Nasdaq").

     (g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares by Company in accordance with Sections 23B.13.010 et seq. of Washington Law ("Dissenting Shares") and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights, shall not be converted into or represent a right to receive the merger consideration described in Section 1.6(a), but the holder thereof shall be entitled only to such rights as are granted by Washington Law. Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices and any other instruments served pursuant to Washington Law and received by Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under Washington Law. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

     1.7 Surrender of Certificates; Payment of Stock Consideration.

     (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger. (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

     (c) Exchange Procedures. As soon as practicable after the Effective Time (and in any event within five business days after Parent's receipt of all necessary shareholder list and other supporting information), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding Shares whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered

Certificate(s) with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Exchange Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Shares of Company Common Stock in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 1.6(f), 1.6(g) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax and   Accounting Consequences.

     (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     (b) It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase. 1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the manner of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are (i) specifically disclosed in writing in the disclosure letter and schedules thereto (each such exception to reference the specific section number of this Article II to which it applies and each other section number of this Article II to the extent such applicability is reasonably apparent on the face of such exception), dated as of the date hereof (the "Company Schedule") or (ii) described in the Company SEC Reports (as defined below) filed on or prior to the date hereof, as follows:

     2.1 Organization of Company; Subsidiaries.

     (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on Company.

     (b) Company has delivered to Parent a true and complete list of all of Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Company's equity interest therein. Neither Company nor any of its subsidiaries directly or indirectly owns an equity, membership, partnership or similar interest in, or any interest convertible into, or exchangeable or exercisable for any such interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

     (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     (d) All of the outstanding shares of capital stock of each of Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the charter documents of any such subsidiary or any agreement or document to which any such subsidiary is party or by which its is bound, and all such shares (other than directors' qualifying shares in the case of applicable foreign subsidiaries) are owned, of record and beneficially, by Company or another subsidiary of Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature.

     2.2 Company Capital Structure. The authorized capital stock of Company consists of 1,000,000,000 shares of Common Stock, no par value, of which there were 128,282,596 shares issued and outstanding as of June 12, 2000, and 10,000,000 shares of Preferred Stock, no par value, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of June 12, 2000, Company had reserved an aggregate of 19,491,960 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plans, under which options are outstanding for an aggregate of 9,995,378 shares and under which 9,496,582 shares are available for grant as of June 12, 2000. As of June 12, 2000, Company had reserved an aggregate of 685,582 shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock ("Company Warrants"). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Company Schedule lists (i) each outstanding option to acquire shares of Company Common Stock at June 12, 2000, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any, and (ii) each outstanding Company Warrant at June 12, 2000, the name of the holder of such Company Warrant and the exercise price therefor.

     2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no stock appreciation rights, phantom stock or other similar rights of Company and no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such stock appreciation rights, phantom stock or other similar rights or any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Company there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4 Authority.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's shareholders and the filing and recordation of the Certificate of Merger pursuant to Washington Law. A vote of the holders of at least two-thirds of the outstanding shares of the Company Common Stock is required for Company's shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligations of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of the Merger by Company's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair

Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of Washington, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.18) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) compliance with applicable requirements of state liquor laws and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement. 2.5 SEC Filings; Company Financial Statements.

     (a) Company has filed all forms, reports and documents required to be filed with the SEC since March 9, 2000, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Company contained in the Company SEC Reports as of April 1, 2000 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business and (A) immaterial in the aggregate or
(B) incurred in compliance with the terms of this Agreement in connection with the construction, operation, financing or equipping of distribution centers.

     (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been: (i) any Material Adverse Effect on Company,
(ii) any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Company of any of its assets other than as required by GAAP in the ordinary course of business, (iv) any increase prior to the date of this Agreement by Company or any of its subsidiaries in the compensation or fringe benefits of any officers or employees, (v) any payment by Company or any of its subsidiaries of, or entry into any understanding or agreement to pay, any bonus, severance or termination payment to any officers or employees, or (vi) any grant of stock options prior to the date of this Agreement other than grants to new employees in connection with the commencement of their employment.

     2.7 Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     2.8 Tax Returns and Audits.

     (a) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") and/or extensions relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company. Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

     (b) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company.

     (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (d) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

     (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

     (f) Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since March 31, 2000 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

     (g) There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

     (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section
341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its subsidiaries.

     (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

     (j) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     (k) Company has (a) never been a member of an affiliated group (within the meaning of Code ss. 1504(a)) filing a consolidated federal income Tax
Return (other than a group the common parent of which was Company), (b) with respect to the Taxes of any person (other than Company or any of its subsidiaries) (i) no liability under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) and (ii) no material liability as a transferee or successor and (c) never been a party to any joint venture, partnership or other agreement that should be treated as a partnership for Tax purposes.

     (l) Company has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

     2.9 Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company.

     (a) No Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company


                                     -13-
or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

     (b) To the knowledge of Company, Company owns, or has license or other rights to use (sufficient for the conduct of its business as currently conducted), each material item of Company Intellectual Property or other Intellectual Property used by Company free and clear of any lien or encumbrance (excluding licenses and related restrictions).

     (c) Neither Company nor any of its subsidiaries has transferred ownership of or granted any license with respect to, any material Company Intellectual Property to any third party.

     (d) To the knowledge of Company, the operation of the business of Company and its subsidiaries as such business currently is conducted does not infringe the Intellectual Property of any third party.

     (e) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes the Intellectual Property of any third party.

     (f) To the knowledge of Company, no person has or is infringing any material Company Intellectual Property.

     (g) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

     2.10 Compliance; Permits; Restrictions.

     (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Company, no investigation or review by any Governmental Entity is pending or threatened against Company or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

     b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Company (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.11 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Company or any of its subsidiaries has received any notice of assertion nor, to Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Company or any of its subsidiaries which in each case reasonably would be likely to be material to Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated May 22, 2000, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 Employee Benefit Plans.

     (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active or former employee, director or consultant of Company ("Company
Employee" which shall for this purpose mean an employee of Company or an Affiliate (as defined below)), any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "Affiliate"), or with respect to which Company has or, to its knowledge, may in the future have liability, are listed in Section 2.13(a) of the Company Schedules (the "Company Plans"). Company has provided or will make available to Parent: (i) correct and complete copies of all documents embodying each Company Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Company Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan;
(iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Company Plan; (vi) the most recent discrimination tests for each Company Plan; (vii) the most recent actuarial valuations, if any, prepared for each Company Plan; (viii) if the Company Plan is funded, the most recent annual and periodic accounting of the Company Plan assets; and (ix) all communication to Company Employees relating to any Company Plan and any proposed Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Company or any Affiliate.

     (b) Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Company Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Company Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued. Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Company, no condition or circumstance exists giving rise to a material likelihood that any such Company Plan would not be treated as qualified by the IRS. Company does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by the terms of any Company Plan or this Agreement), or to enter into any new Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses).


     (c) Neither Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Company, any of its subsidiaries, nor any officer or director of Company or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Company Plan which could subject Company or its Affiliates to material liability.

     (d) None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to


                                      -16
provide such retiree benefits to any Company Employee, former employee, director, consultant or other person, except to the extent required by statute.

     (e) Company is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or Company Employee or any of its subsidiaries under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.14 Absence of Liens and Encumbrances. Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Company.

     2.15 Environmental Matters.

     (a) Except as would not reasonably be likely to result in a Material Adverse Effect on Company, (i) neither Company nor any of its subsidiaries has generated, transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, or any toxic, radioactive or otherwise hazardous materials ("Hazardous Materials") in violation of, or in a manner that would be reasonably likely to result in liability under, any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect as of the date hereof to protect the environment or to prohibit, regulate or control Hazardous Materials ("Environmental Laws") and (ii) no Hazardous Materials are located in, on or under any real property or facility now or previously owned, leased or operated by Company or any of its subsidiaries in a manner which would reasonably be expected to result in liability under, or a violation of, any Environmental Law.

     (b) Except for matters which would not reasonably be expected to result in a Material Adverse Effect on Company, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Company's knowledge, threatened concerning any Company Permit relating to any environmental matter, or otherwise relating to any Environmental Law.

     2.16 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries.

     2.17 Agreements, Contracts and Commitments. As of the date hereof, neither Company nor any of its subsidiaries is a party to or is bound by:

     (a) (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Company, (ii) any such agreement, contract or commitment with any employee, consultant, shareholder or other person that will result in any obligation of Company or any of its subsidiaries to make any payments as a result of the transactions contemplated hereby, (iii) any agreement with any employee, consultant or shareholder of Company pursuant to which Company has loaned or is obligated to loan any money thereto or (iv) any agreement or arrangement providing for severance or termination pay;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement of indemnification of officers, directors or employees of Company or any guaranty of third party indebtedness or of obligations of officers, directors, employees or agents of Company;

     (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business in any geographic area or to compete with any person or granting to any person any interest in Company's distribution rights;

     (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

     (f) any agreement, contract or commitment containing exclusivity provisions pursuant to which Company has agreed not to purchase the goods (other than local grocery products) or services of, or enter into a commercial relationship with, another person;

     (g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;


                                      -18

     (h) any settlement agreement relating to any claim or suit;

     (i) any real property lease covering more than 20,000 square feet;

     (j) any agreement, contract or commitment obligating Company to make any payments based on (i) the number of users accessing any website operated by Company or any of its subsidiaries (whether measured by registrations, click-throughs or purchases by such users) or (ii) revenues generated by purchases on any such website; or (

     k) any other agreement, contract or commitment that involves remaining obligations of Company of $1,000,000 or more individually.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedules (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.18
Insurance. There is no material claim by Company or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.19 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Company for inclusion in (i) the Registration Statement (as defined in Section 2.5(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the shareholders of Company and stockholders of Parent in connection with the meeting of Company's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Shareholders' Meeting") and in connection with the meeting of Parent's stockholders to consider the approval of the issuance of shares of Parent Common Stock pursuant to the terms of the Merger (the "Parent Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's shareholders and Parent's stockholders, at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders'

Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.20 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) determined that the Merger is fair to, advisable and in the best interests of Company and its shareholders, (ii) determined to recommend that the shareholders of Company approve this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

     2.21 State Takeover Statutes. The Board of Directors of Company has approved the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby the provisions of Chapter 19 of Washington Law to the extent, if any, such section is applicable to the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Company Voting Agreements or the transactions contemplated hereby and thereby.

     2.22 Fairness Opinion. Company has received a written opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Company's shareholders from a financial point of view and has provided to Parent a copy of such opinion.


                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are (i) specifically disclosed in writing in the disclosure letter and schedules thereto (each such exception to reference the specific section number of this Article III to which it applies and each other section number of this Article III to the extent such applicability is reasonably apparent on the face of such exception), dated as of the date hereof (the "Parent Schedule") or (ii) described in the Parent SEC Reports (as defined below) filed on or prior to the date hereof, as follows:

3.1 Organization of Parent; Subsidiaries.

     (a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on Parent.

     (b) Parent has delivered to Company a true and complete list of all of Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Parent's equity interest therein. Neither Parent nor any of its subsidiaries directly or indirectly owns an equity, membership, partnership or similar interest in, or any interest convertible into, or exchangeable or exercisable for any such interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

     (c) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     (d) All of the outstanding shares of capital stock of each of Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the charter documents of any such subsidiary or any agreement or document to which any such subsidiary is party or by which its is bound, and all such shares (other than directors' qualifying shares in the case of applicable foreign subsidiaries) are owned, of record and beneficially, by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature.

     3.2 Parent Capital Structure. The authorized capital stock of Parent consists of 800,000,000 shares of Common Stock, par value $0.0001 per share, of which 332,405,516 shares are issued and outstanding as of June 21, 2000 and 10,000,000 shares of Preferred Stock, no par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of June 21, 2000, Parent had reserved an aggregate of 85,182,398 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent's 1997 Stock Plan and Parent's 1999 Nonstatutory Stock Option Plan (the "Parent Stock Option Plans"), under which options are outstanding for 65,682,345 shares and under which 19,500,033 shares are available for grant as of June 21, 2000. As of June 21, 2000, Parent had reserved an aggregate of 2,892,052 shares of Parent Common Stock for issuance to holders of warrants to purchase Parent Common Stock ("Parent Warrants"). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2, as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no stock appreciation rights, phantom stock or other similar rights of Parent and no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such stock appreciation rights, phantom stock or other similar rights or any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     3.4 Authority.

     (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval and adoption of this Agreement and the approval or the Share Issuance by Parent's stockholders and the filing and recordation of the Certificate of Merger pursuant to Washington Law. A vote of the holders of at least a majority of the shares of Parent Common Stock present or represented by proxy at the Parent Stockholders' Meeting is required for Parent's stockholders to approve and adopt a Share Issuance. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of the Share Issuance by Parent's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on Parent's ability to perform its obligations under this Agreement.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Washington, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act, (v) the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuance, or to be reserved for issuance, in connection with the Merger, (vi) applicable requirements of state liquor laws and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Parent or Company or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.5 SEC Filings; Parent Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC since November 4, 1999, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent contained in the Parent SEC Reports as of March 31, 2000 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business and (A) immaterial in the aggregate or (B) incurred in connection with the construction, operation, financing or equipping of distribution centers.

     (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect on Parent,
(ii) any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Parent of any of its assets other than as required by GAAP in the ordinary course of business, (iv) any increase prior to the date of this Agreement by Parent or any of its subsidiaries in the compensation or fringe benefits of any officers or employees, (v) any payment by Parent or any of its subsidiaries of, or entry into any understanding or agreement to pay, any bonus, severance or termination payment to any officers or employees, or (vi) any grant of stock options prior to the date of this Agreement other than grants to new employees in connection with the commencement of their employment.

     3.7 Taxes.

     (a) Parent and each of its subsidiaries have timely filed all Returns and/or extensions relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent. Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

     (b) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Parent.

     (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

     (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

     (f) Neither Parent nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since March 31, 2000 in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

     (g) There is no contract, agreement, plan or arrangement to which Parent or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

     (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

     (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

     (j) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     (k) Parent has (a) never been a member of an affiliated group (within the meaning of Code ss. 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (b) with respect to the Taxes of any person (other than Parent or any of its subsidiaries) (i) no liability under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) and (ii) no material liability as a transferee or successor and (c) never been a party to any joint venture, partnership or other agreement that should be treated as a partnership for Tax purposes.

     (l) Parent has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

     3.8 Parent Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Parent Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent.

     (a) No Parent Intellectual Property or product or service of Parent or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

     (b) To the knowledge of Parent, Parent owns, or has license or other rights to use (sufficient for the conduct of its business as currently conducted), each material item of Parent Intellectual Property or other Intellectual Property used by Parent free and clear of any lien or encumbrance (excluding licenses and related restrictions).

     (c) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any license with respect to any material Parent Intellectual Property to any third party.

     (d) To the knowledge of Parent, the operation of the business of Parent and its subsidiaries as such business currently is conducted does not infringe the Intellectual Property of any third party.

     (e) Neither Parent nor any of its subsidiaries has received notice from any third party that the operation of the business of Parent or any of its subsidiaries or any act, product or service of Parent or any of its subsidiaries, infringes the Intellectual Property of any third party.

     (f) To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property.

     (g) Parent and each of its subsidiaries has taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or any of its subsidiaries, and, without limiting the foregoing, each of Parent and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Company and all current and former employees and contractors of Parent and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.9 Compliance; Permits; Restrictions.

     (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

     (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Parent (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

     3.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which reasonably would be likely to be material to Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.11 Brokers' and Finders' Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated June 22, 2000, a copy of which has been provided to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.12 Employee Benefit Plans.

     (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Parent ("Parent Employee" which shall for this purpose mean an employee of Company or any Affiliate (as defined below)), any subsidiary of Parent or any trade or business (whether or not incorporated)


                                      -27
which is an Affiliate, or with respect to which Parent has or, to its knowledge, may in the future have liability, are listed in Section 3.12(a) of the Parent Schedules (the "Parent Plans"). Parent has provided or will make available to Company: (i) correct and complete copies of all documents embodying each Parent Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Parent Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Parent Plan; (vi) the most recent discrimination tests for each Parent Plan; (vii) the most recent actuarial valuations, if any, prepared for each Parent Plan; (viii) if the Parent Plan is funded, the most recent annual and periodic accounting of the Parent Plan assets; and (ix) all communication to Parent Employees relating to any Parent Plan and any proposed Parent Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Parent or any Affiliate.

     (b) Each Parent Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Parent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or to the knowledge of Parent, is threatened, against or with respect to any such Parent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or the DOL with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Any Parent Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Parent, no condition or circumstance exists giving rise to a material likelihood that any such Parent Plan would not be treated as qualified by the IRS. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by law or to conform any such Parent Plan to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by the terms of any Parent Plan or this Agreement), or to enter into any new Parent Plan. Each Parent Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Company, Parent or any of its Affiliates (other than ordinary administration expenses).

     (c) Neither Parent, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to

Title IV of ERISA or Section 412 of the Code and at no time has Parent contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Parent, any of its subsidiaries, nor any officer or director of Parent or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Parent Plan which could subject Parent or its Affiliates to material liability.

     (d) None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Parent nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Parent Employee, former employee, director, consultant or other person, except to the extent required by statute.

     (e) Parent is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or Parent Employee or any of its subsidiaries under any Parent Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.13 Absence of Liens and Encumbrances. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent.

     3.14 Environmental Matters.

     (a) Except as would not reasonably be likely to result in a Material Adverse Effect on Parent, (i) neither Parent nor any of its subsidiaries has generated, transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of, or in a manner that would reasonably be likely to result in liability under, any Environmental Law, and (ii) no Hazardous Materials are located in, on or under any real property or facility now or previously owned, leased or operated by Parent or any of its subsidiaries in a manner which would reasonably be expected to result in liability under, or in violation of, any Environmental Law.

     (b) Except for matters which would not reasonably be expected to result in a Material Adverse Effect on Parent, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened concerning any Parent Permit relating to any environmental matter, or otherwise relating to any Hazardous Material or any Environmental Law.

     3.15 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Parent and its respective subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

     3.16 Agreements, Contracts and Commitments. As of the date hereof, neither Company nor any of its subsidiaries is a party to or is bound by:

     (a) (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Parent's Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Parent, (ii) any such agreement, contract or commitment with any employee, consultant, stockholder or other person that will result in any obligation of Parent or any of its subsidiaries to make any payments as a result of the transactions contemplated hereby, (iii) any agreement with any employee, consultant or stockholder of Parent pursuant to which Parent has loaned or is obligated to loan any money thereto or (iv) any arrangement or agreement providing for severance or termination pay;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement of indemnification of officers, directors or employees of Parent or any guaranty of third party indebtedness or of obligations of officers, directors, employees or agents of Parent;

     (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Parent or any of its subsidiaries to engage in any line of business in any geographic area or to compete with any person or granting to any person any interest in Parent's distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent's subsidiaries;

     (f) any contract containing exclusivity provisions pursuant to which Parent has agreed not to purchase the goods (other than local grocery products) or services of, or enter into a commercial relationship with, another person;

     (g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit; (h) any settlement agreement relating to any claim or suit;

     (i) any real property lease covering more than 20,000 square feet;

     (j) any agreement, contract or commitment obligating Parent to make any payments based on (i) the number of users accessing any website operated by Parent or any of its subsidiaries (whether measured by registrations, click-throughs or purchases by such users) or (ii) revenues generated by purchases on any such website; or

(k) any other agreement, contract or commitment that involves remaining obligations of Parent of $5,000,000 or more individually.

     Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Parent Schedules (any such agreement, contract or commitment, a "Parent Contract") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.17 Insurance. There is no material claim by Parent or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Parent and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.


     3.18 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion in (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Parent's stockholders and Company's shareholders, at the time of the Parent Stockholders' Meeting or the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact


                                     -31
required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Shareholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.19 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, unanimously (i) determined that the Merger is fair to and in the best interests of Parent and its stockholders, (ii) determined to recommend that the stockholders of Parent approve the Share Issuance and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

     3.20 Fairness Opinion. Parent has received an opinion from Goldman, Sachs & Co., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view and will provide to Company a copy of the written confirmation of such opinion promptly after Parent's receipt thereof.


                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

         In addition, except as expressly permitted by the terms of this Agreement and except as set forth on Section 4.1 of the Company Schedule(1), without the prior written consent of Parent, during
-----------
1  Will include parameters of agreed upon stay bonus program.

the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

     (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property other than in the ordinary course of business consistent with past practices;

     (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options and Company Warrants outstanding as of the date of this Agreement or stock options granted pursuant to clause (y) hereof and (y) the granting of stock options to new hires, in the ordinary course of business and consistent with past practices (but in no event to include any provision providing for accelerated vesting), in an amount not to exceed options to purchase 250,000 shares in the aggregate;

     (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

     (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice) or enter into any joint ventures, strategic partnerships or alliances;

     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

     (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and truck lease financing, in each case consistent with past practice;

     (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than as required by law or offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration (it being understood by the parties that payments pursuant to Company's quarterly bonus program as conducted in the ordinary course of business consistent with past practice do not constitute special bonuses or special remuneration) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than annual review salary increases for non-officer employees in the ordinary course of business consistent with past practice;

     (l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in which Company is a defendant other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

     (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000;

     (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

     (o) Enter into any agreement, contract or commitment which if in existence on the date hereof would be required to be listed on Section 2.17 of the Company Schedule;

     (p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices; (q) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $50,000 individually;

     (r) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

     (s) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries or settle or compromise any material income Tax liability;

     (t) Make or authorize (i) any capital expenditure in excess of $5 million with respect to any distribution center or $15 million in the aggregate or (ii) any marketing expenditure in excess of $6 million in the aggregate during any successive thirty (30) day period following the date hereof or $15 million in the aggregate during any successive ninety (90) day period following the date hereof;

     (u) Enter into any collective bargaining agreements; or

     (v) Agree in writing or otherwise to take any of the actions described in
Section 4.1 (a) through (u) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing, carry on its business, in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as expressly permitted by the terms of this Agreement and except as set forth on Section 4.2 of the Parent Schedule, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:


                                      -35

     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, except for intercompany dividends or distributions, or split, combine or reclassify any capital stock or, except with respect to securities of wholly owned subsidiaries, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (d) Except as would not result in a delay of three weeks or more in the Effective Time, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than
(x) the issuance, delivery and/or sale of shares of Parent Common Stock pursuant to the exercise of stock options and Parent Warrants outstanding as of the date of this Agreement or stock options granted pursuant to clause (y) hereof, (y) the granting of stock options, in the ordinary course of business and consistent with past practices and (z) in connection with transactions permitted by section (f) hereof;

     (e) Cause, permit or propose any amendments to the Parent Charter Documents (or similar governing instruments of any of its subsidiaries) that would have an adverse effect on the rights of holders of Parent Common Stock (including the Parent Common Stock to be issued in the Merger);

     (f) Except as would not result in a delay of three weeks or more in the Effective Time, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice);

     (g) Except as would not result in a delay of three weeks or more in the Effective Time, incur any indebtedness for borrowed money (other than borrowings under Parent's existing credit facility) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and truck lease financing, in each case consistent with past practice;

     (h) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in which Parent is a defendant other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Parent included in the Parent SEC Reports or incurred in the ordinary cause of business consistent with past practice since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Parent or any of its subsidiaries is a party or of which Parent or any of its subsidiaries is a beneficiary;

     (i) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

     (j) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;
(k) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or any of its subsidiaries or settle or compromise any material income Tax liability; or (l) Agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through (k) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Joint Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly
as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the S-4 and the Joint Proxy Statement/Prospectus. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the shareholders of Company and of Parent. Each of the parties hereto shall cause the Joint Proxy

Statement/Prospectus to comply as to form and substances to such party in all material respects with the applicable requirements of (i) the Exchange Act,
(ii) the Securities Act, (iii) the rules and regulations of the Nasdaq.

     (b) The Joint Proxy Statement/Prospectus shall include the approval of this Agreement and the Merger and the recommendation of the Board of Directors of Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of Company to withdraw at any time prior to the date of the Company Shareholders' Meeting its recommendation and to recommend a Superior Proposal determined to be such in compliance with Section 5.4(a) of this Agreement. The Joint Proxy Statement/Prospectus shall include the approval of the Share Issuance and the recommendation of the Board of Directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance.

     (c) No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     5.2 Shareholder and Stockholder Meetings. Company shall call and hold the Company Shareholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption and approval of this Agreement and the approval of the Merger (in the case of the Company Shareholders' Meeting) and the Share Issuance (in the case of the Parent Stockholders' Meeting) pursuant to the Joint Proxy Statement/Prospectus, and Company and Parent shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Shareholders' Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent Company or Parent from adjourning or postponing the Company Shareholders' Meeting or the Parent Stockholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the shareholders or stockholders. The Board of Directors of Company shall submit this Agreement and the Merger for shareholder approval pursuant to Section 23B.11.030(b)(3) of the Washington Law subject only to the condition of shareholder approval as described in Section 2.4. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4(a), Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of shareholders required by Washington Law or applicable Nasdaq requirements to obtain such approval. Parent shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the


                                      -38

Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law or applicable Nasdaq requirements to obtain such approval. Company shall call and hold the Company Shareholders' Meeting for the purpose of voting upon the adoption and approval of this Agreement and the approval of the Merger whether or not Company's Board of Directors at any time subsequent to the date hereof withdraws its recommendation of this Agreement and the Merger.

     5.3 Confidentiality; Access to Information.

     (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of May 22, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access to its properties, books, records, shareholder lists and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 No Solicitation.

     (a) By Company. (i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (B) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) engage in discussions with any person with respect to any Acquisition Proposal, (D) approve, endorse or recommend any Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.4(a) shall prohibit the Board of Directors of Company from (m) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made after a violation of this Section 5.4(a) or (n) at any time prior to the date of the Company Shareholders' Meeting, in response to a bona fide written Acquisition Proposal received without the prior occurrence of a breach of this Section 5.4(a) that Company's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Acquisition Proposal to the extent (1) the Board of Directors of Company determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable law require it to do so, (2) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company, and (3) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(a) by any officer, director, affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by Company.

          (ii) For purposes of this Agreement, (A) "Acquisition Proposal" shall mean any offer, inquiry or proposal (other than an offer, inquiry or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement; (B) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (X) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (Y) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (Z) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (C) "Superior Proposal" shall mean an Acquisition Proposal with respect to which (x) if any cash consideration is involved, shall not be subject to any financing contingency or with respect to which Company's Board of Directors shall have reasonably determined (based upon the advice of Company's financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and (y) Company's Board of Directors shall have reasonably determined that the proposed Acquisition Transaction provides greater value to the shareholders of Company than the Merger (based upon a written opinion, subject to customary qualifications, of Company's financial advisor).

          (iii) In addition to the obligations of Company set forth in paragraph (i) of this Section 5.4(a), Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (A) provide Parent with at least 48 hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and (B) provide Parent with at least three (3) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

     (b) By Parent.

          (i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (A) solicit, initiate, encourage or induce the making, submission or announcement of any Parent Acquisition Proposal (as defined below), (B) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Parent Acquisition Proposal, (C) engage in discussions with any person with respect to any Parent Acquisition Proposal, (D) approve, endorse or recommend any Parent Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.4(b) shall prohibit the Board of Directors of Parent from (m) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made after a violation of this Section 5.4(b) or (n) at any time prior to the date of the Parent Stockholders' Meeting, in response to a bona fide written Parent Acquisition Proposal received without the prior occurrence of a breach of this
Section 5.4(b) that Parent's Board of Directors reasonably concludes constitutes a Parent Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Parent Acquisition Proposal to the extent (1) the Board of Directors of Parent determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable law require it to do so, (2) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Parent gives Company written notice of Parent's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Parent receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Parent, and (3) contemporaneously with furnishing any such nonpublic information to such party, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(b) by any officer, director, affiliate or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(b) by Parent.

          (ii) For purposes of this Agreement, (A) "Parent Acquisition Proposal" shall mean any offer, inquiry or proposal relating to any Parent Acquisition Transaction. For the purposes of this Agreement; (B) "Parent Acquisition Transaction" shall mean any transaction or series of related transactions that (m) is (1) conditioned upon termination of the Merger Agreement or (2) structured in a manner that makes it impossible to consummate such transaction or series of related transactions and the Merger and (n) involves: (x) any acquisition or purchase from Parent by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Parent or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Parent or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the shareholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (y) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Parent; or (z) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Parent; and (C) "Parent Superior Proposal" shall mean an Parent Acquisition Proposal with respect to which (x) if any cash consideration is involved, shall not be subject to any financing contingency or with respect to which Parent's Board of Directors shall have reasonably determined (based upon the advice of Parent's financial advisors) that the acquiring party is capable of consummating the proposed Parent Acquisition Transaction on the terms proposed, and (y) Parent's Board of Directors shall have reasonably determined that the proposed Parent Acquisition Transaction provides greater value to the shareholders of Parent than the Merger (based upon a written opinion, subject to customary qualifications, of Parent's financial advisor).

          (iii) In addition to the  obligations of Parent set forth in paragraph
(i) of this Section 5.4(b), Parent as promptly as practicable, and in any event within 24 hours, shall advise Company orally and in writing of any request for information which Parent reasonably believes would lead to an Parent
Acquisition Proposal or of any Parent Acquisition Proposal, or any inquiry with respect to or which Parent reasonably believes would lead to any Parent Acquisition Proposal, the material terms and conditions of such request, Parent Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Parent Acquisition Proposal or inquiry. Parent will keep Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Parent Acquisition Proposal or inquiry. In addition to the foregoing, Parent shall (A) provide Company with at least 48 hours prior notice (or such lesser prior notice as provided to the members of Parent's
Board of Directors but in no event less than eight hours) of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider an Parent Acquisition Proposal and (B) provide Company with at least three (3) business days prior written notice of a meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to recommend a Parent Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Parent Superior Proposal.

     5.5 Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6 Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby and thereby, use commercially reasonable efforts to ensure that the Merger, this Agreement, the Company Voting Agreements and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

     (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 Stock Options; Warrants; Employee Stock Purchase Plan; 401(k) Plan.

     (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under any of the Company Option Plans, whether or not vested, and each outstanding Company Warrant, whether or not then exercisable, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option and each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options or warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions, including, to the extent not otherwise waived, accelerated vesting on the terms provided in Company's 1997 Stock Option Plan for options granted prior to January 10, 2000), except that (i) each Company Stock Option and each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option or Company Warrant, as applicable, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option or Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option or Company Warrant, as applicable, was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     (b) Prior to the Effective Time, outstanding purchase rights under the Company ESPP shall be exercised in accordance with Section 20(b) of the 1999 Employee Stock Purchase Plan (the "Company ESPP") and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such purchase rights under the Comapny ESPP immediately prior to the Effective Time multiplied by the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to Company ESPP participants. Company agrees that it shall terminate the Company ESPP immediately following the aforesaid purchase of shares of Company Common Stock thereunder.

     (c) Company agrees to terminate its 401(k) Plans immediately prior to the Effective Time. Parent agrees to take, or cause to be taken, such actions as are necessary to permit participants in Company's 401(k) plans to roll over their accounts under such plans, after the Effective Time (and after completion of the termination of Company's 401(k) plan), into a qualified plan or plans maintained by Parent.

     (d) Parent shall cause employees of Company and its subsidiaries as of the Effective Time ("Affected Employees") to be credited with service with Company and each of its subsidiaries for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its subsidiaries after the Effective Time to the extent of their service with Company provided, however, that such service shall not be recognized to the extent that such recognition would result in duplication of benefits. To the extent permitted by the Parent Plans and applicable law, Parent will, or will cause Company to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time. Affected Employees shall be eligible to participate in the stock option and other stock incentive plans maintained by Parent after the Effective Time to the same extent as similarly situated employees of Parent. Without limiting the foregoing, Affected Employees shall be able to participate in the employee stock purchase plan of Parent as promptly as practicable following the Effective Time.

     (e) Parent shall provide Affected Employees with severance benefits in accordance with the terms set forth in Section 5.8(e) of the Company Schedule.

     5.9 Form S-8; Section 16. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable (and in any event within ten business days) after the Effective Time. In addition, Parent shall use its best efforts to cause Parent's Board of Directors to approve the issuance of such shares of Parent Common Stock, with respect to any employees of the Company who will become Section 16 insiders of Parent to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3.

     5.10 Indemnification.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "Indemnified Parties") as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

     (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy in an amount and on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the annual premium currently paid by the Company.

     (c) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall make or cause to be made proper provisions so that the successors and assigns of Parent assume the indemnification obligations of Parent under this Section 5.10 for the benefit of the Indemnified Parties.

     (d) This Section 5.10 shall survive the consummation of the merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

     5.11 Nasdaq Listing. Parent agrees to file with the Nasdaq a Notification Form for Listing of Additional Shares with regards to the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger.

     5.12 Affiliates. Set forth in Section 5.12(a) of the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Company will promptly provide Parent with updates to such list with respect to persons who may deemed to become after the date hereof, in Company's reasonable judgment, Company Affiliates. Company has provided Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list and any such updates. Company has provided to Parent (with respect to current Company Affiliates), and will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date any person who subsequently becomes a Company Affiliate, from each person who becomes a Company Affiliate after the date hereof, an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the
"Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreement.

     5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that neither Parent nor Company shall be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.14 Board of Directors. The Board of Directors of Parent will take all actions necessary such that (a) James Barksdale and one other individual to be mutually agreed upon by Parent and Company (or in the event that either or both of such individuals is unable or unwilling to serve on Parent's Board of Directors, then other individuals designated by Company and reasonably acceptable to Parent) shall be appointed to Parent's Board of Directors as of the Effective Time with terms expiring at the 2002 and 2003 annual meetings of Parent's stockholders and (b) upon such appointment the Board of Directors of Parent will be comprised of eight members.


                                      -47

                                  ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Shareholder and Stockholder Approvals. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company. The Share Issuance shall have been approved by the requisite vote under applicable Nasdaq rules by the stockholders of Parent.

     (b) Registration Statement Effective; Joint Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

     (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     (d) Tax Opinions. Each of Parent and Company shall have received a written opinion from its tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Davis Polk & Wardwell, respectively, or other nationally recognized tax counsel), in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Parent and Merger Sub provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties contained in Sections 3.2 and
3.19 (which
representations and warranties shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with clauses (i) and (ii),
(x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent. (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

     (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on the Company provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties contained in Section 2.2 and 2.20 (which representations and warranties shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with clauses (i) and (ii), (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

     (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to


                                      -49
such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

     (c) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(c)2.

     (d) Dissenting Shares. No more than 5% of the outstanding shares of Company Common Stock shall be Dissenting Shares.


                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company and the stockholders of Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

     (b) by either Company or Parent if the Merger shall not have been consummated by November 30, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

     (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;


     (d) by either Company or Parent if (i) required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment thereof; or
(ii) the required approval by the stockholders of Parent of the Share Issuance required under applicable Nasdaq rules shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment or postponement thereof;

     (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of

Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such thirty (30)-day period);

     (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this
Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) such breach by Company is cured during such thirty (30)-day period);

     (g) by Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders, (ii) the Board of Directors of Company shall have recommended to the shareholders of Company an Acquisition Proposal, (iii) the Company fails to comply with Section 5.4(a), (iv) an Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (A) failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of an Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within five business days thereafter or (v) the Board of Directors of Company resolves to take any of the actions described above; or

     (h) by Company, if (i) the Board of Directors of Parent withdraws, modifies or changes its recommendation of the Share Issuance in a manner adverse to Company and its shareholders, (ii) the Board of Directors of Parent shall have recommended to the stockholders of Parent a Parent Acquisition Proposal, (iii) Parent fails to comply with Section 5.4(b), (iv) a Parent Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Parent shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of a Parent Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm its approval and recommendation of the Share Issuance within five business days thereafter or
(v) the Board of Directors of Parent resolves to take any of the actions described above.


                                      -51

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 5.3(a), Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     7.3 Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

     (b) Termination Fee Payable by Company.

          (i) In the event that (A) Parent shall terminate this Agreement pursuant to Section 7.1(g), or (B) this Agreement shall be terminated (x) pursuant to Section 7.1(b) or (y) pursuant to Section 7.1(d)(i) and (1) at or prior to such termination, there shall exist or have been proposed an Acquisition Proposal that has not been publicly, irrevocably and unconditionally withdrawn prior to such termination and (2) within 6 months after any such termination pursuant to Section 7.1(b) or within 12 months after any such termination pursuant to Section 7.1(d)(i), as the case may be, Company shall enter into a definitive agreement with respect to any Company Acquisition (which Company Acquisition is later consummated) or any Company Acquisition shall be consummated, then, in the case of clause (A), promptly after such termination, or in the case of clause (B), concurrently with the consummation of such Company Acquisition, Company shall pay to Parent $36 million in cash (the "Termination Fee").

          (ii) In the event that this Agreement shall be terminated pursuant to
Section 7.1(d)(i), then promptly after such termination Company shall pay to Parent $15 million in cash; provided, however, that no fee shall be payable pursuant to this Section 7.3(b)(ii) if (A) prior to the payment of such fee, Company shall have paid or become obligated to pay the Termination Fee pursuant to Section 7.3(b)(i) or (B) at the time of such vote of Company's shareholders, the representations of Parent or Merger Sub contained in this Agreement shall have become untrue or inaccurate, or Parent or Merger Sub shall have failed to comply with in any material respect any covenant or agreement to be complied with by it under this Agreement, in each case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (excluding, for purposes of this analysis, clause (B)(z) of Section 8.3(b)(ii)). Any fee payable pursuant to this Section 7.3(b)(ii) will be credited against any Termination Fee that Company becomes obligated to pay pursuant to Section 7.3(b)(i).

          (iii) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(f), then Company shall promptly reimburse Parent for Parent's costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          (iv) Company acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of willful breach of this Agreement. For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Company of assets representing in excess of 40% of the aggregate fair market value of Company's business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Company.

     (c) Termination Fee Payable by Parent.

          (i) In the event that (A) Company shall terminate this Agreement pursuant to Section 7.1(h), or (B) this Agreement shall be terminated (x) pursuant to Section 7.1(b) or (y) pursuant to Section 7.1(d)(ii) and (1) at or prior to such termination, there shall exist or have been proposed a Parent Acquisition Proposal (it being understood that for purposes of this Section 7.3(c)(i) the definition of "Parent Acquisition Proposal" (and the related definition of "Parent Acquisition Transaction" shall not include the phrase "(m) is (1) conditioned upon termination of the Merger Agreement or (2) structured in a manner that makes is impossible to consummate such transaction or series of related transactions and the Merger and (n)") that has not been publicly, irrevocably and unconditionally withdrawn prior to such termination and (2) within 6 months after any such termination pursuant to Section 7.1(b) or within 12 months after any such termination pursuant to Section 7.1(d)(ii), as the case may be, Parent shall enter into a definitive agreement with respect to any Parent Acquisition (which Parent Acquisition is later consummated) or any Parent Acquisition shall be consummated, then, in the case of clause (A), promptly after such termination, or in the case of clause (B), concurrently with the consummation of such Parent Acquisition, Parent shall pay to Company the Termination Fee.

          (ii) In the event that this Agreement shall be terminated pursuant to
Section 7.1(d)(ii), then promptly after such termination Company shall pay to Parent $15 million in cash; provided, however, that no fee shall be payable pursuant to this Section 7.3(c)(ii) if (A) prior to the payment of such fee, Parent shall have paid or become obligated to pay the Termination Fee pursuant to Section 7.3(c)(i) or
(B) at the time of such vote of Parent's shareholders, the representations of Company contained in this Agreement shall have become untrue or inaccurate, or Company shall have failed to comply with in any material respect any covenant or agreement to be complied with by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied (excluding clause (B)(z) of Section 8.3(b)(ii) for the purpose of this analysis)). Any fee payable pursuant to this Section 7.3(c)(ii) will be credited against any Termination Fee that Parent becomes obligated to pay pursuant to Section 7.3(c)(i).

          (iii) In the event that Company shall terminate this Agreement pursuant to Section 7.1(e), then Parent shall promptly reimburse Company for Company's costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          (iv) Parent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) and, in order to obtain such payment, Company makes a claim that results in a judgment against Parent for the amounts set forth in this Section 7.3(c), Parent shall pay to Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of willful breach of this Agreement. For the purposes of this Agreement, "Parent Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Parent of assets representing in excess of 40% of the aggregate fair market value of Parent's business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent ), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Parent.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                 ARTICLE VIII
                               GENERAL PROVISIONS

8.1 Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                       (a) if to Parent or Merger Sub, to:

                           Webvan Group, Inc.
                           310 Lakeside Drive
                           Foster City, California 94404
                           Attention: General Counsel
                           Telecopy No.: (650) 627-3921

                           with copies to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention: Jeffrey D. Saper/J. Robert Suffoletta Telecopy No.: (650) 493-6811

                           and

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           One Market
                           Spear Tower, Suite 3300
                           San Francisco, California 94105
                           Attention: Steve L. Camahort
                           Telecopy No.: (415) 947-2099

                       (b) if to Company, to:

                           HomeGrocer.com, Inc.
                           10230 NE Points Drive
                           Kirkland, Washington 98033
                           Attention: Mary Alice Taylor
                           Telecopy No.: (425) 201-7575

                           with a copy to:

                           Davis Polk & Wardwell
                           1600 El Camino Real
                           Menlo Park, California 94025
                           Attention: Daniel G. Kelly, Jr.
                           Telecopy No.: (650) 752-2111

     8.3  Interpretation; Definitions.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement:

          (i) the term "knowledge" means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers of such party;

          (ii) the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from (x) changes affecting the industry in which such entity operates generally (which changes do not disproportionately affect such entity), (y) changes affecting the United States economy generally or (z) the public announcement or pendency of the Merger, constitute a Material Adverse Effect;

          (iii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. Except to the extent mandatorily governed by Washington Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.


                                      -59

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. 8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                     *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                           WEBVAN GROUP, INC.

                                           By:
                                              ----------------------------------

                                           Name:
                                               ---------------------------------

                                           Title:
                                                --------------------------------

                                           ROBIN MERGER CORPORATION

                                           By:
                                              ----------------------------------

                                           Name:
                                               ---------------------------------

                                           Title:
                                                --------------------------------


                                           HOMEGROCER.COM, INC.

                                           By:
                                              ----------------------------------

                                           Name:
                                               ---------------------------------

                                           Title:
                                                --------------------------------





                    [Signature Page of Agreement and Plan of Reorganization]

                                                                     Exhibit B-1


                            COMPANY LOCK-UP AGREEMENT

Webvan Group, Inc.
310 Lakeside Drive
Foster City, CA 94404
Attention:  President

Ladies and Gentlemen:

         Pursuant to the terms of an Agreement and Plan of Reorganization dated as of June 25, 2000 (the "Agreement") between Webvan Group, Inc., a Delaware corporation ("Parent"), Robin Acquisition Corporation, a Washington corporation and subsidiary of Parent, and HomeGrocer.com, Inc., a Washington corporation (the "Company"), the undersigned will receive shares of Common Stock, $.0001 par value per share, of Parent (the "Shares"), in exchange for shares of common stock of the Company owned by the undersigned.

         In order to induce Parent to enter into the Agreement, the undersigned hereby agrees as follows:

      1. Each Share may not be sold, transferred, hypothecated, pledged, be the subject of an equity swap, put, put equivalent position or similar agreement or otherwise be transferred (collectively, a "Disposition") without the prior written consent of Parent, prior to the six-month anniversary of the Effective Time (as defined in the Agreement).

      2. The undersigned acknowledges that Parent may impose stock transfer restrictions on the Shares with Parent's stock transfer agent and/or place stock legends on the certificates representing the Shares to enforce the provisions of this Agreement.

      3. Conditioned upon the occurrence of the Closing Date (as defined in the Agreement), from and after the Closing Date, the undersigned hereby irrevocably waives any and all rights with respect to the Shares or the common stock of the Company provided in or pursuant to the Third Amended and Restated Investor Rights Agreement dated September 30, 1999 by and among the Company and certain of the Company's stockholders.

                                      Very truly yours,


                                      __________________________________________
                                                   Name of Stockholder

                                      By:_______________________________________
                                                   Signature

                                      Date:_____________________________________

AGREED TO:

WEBVAN GROUP, INC.


By:___________________________________
     Name:

     Title:



HOMEGROCER.COM, INC.


By:___________________________________
     Name:

     Title: